Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE ANNOUNCES SETTLEMENT AND ARBITRATION AWARD ON TWO

DISPUTED CONTRACTS TOTALING MORE THAN $20 MILLION

TULSA, OK — December 28, 2005 — Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that it had reached an agreement to settle one of its contract disputes in which it will recover $10.0 million and has been granted an arbitration award of approximately $10.3 million plus interest and reasonable and necessary costs, including attorney fees on a second contract dispute. The $10 million agreed to in the first contract dispute is due to be paid to Matrix by February 20, 2006 and is subject to the satisfaction of certain conditions, including the execution of mutual releases and the dismissal of pending litigation with prejudice. Under the terms of the arbitration award on the second contract dispute, Matrix has been directed to submit itemized statements of its attorney fees and other costs, which it believes could result in collection proceedings by the end of the third fiscal 2006 quarter. These two contract disputes arose from two separate project sites from the Eastern Division for work completed in 2004.

Michael Hall, president and chief executive officer of Matrix Service Company, said, “Despite the distraction of management’s time to find a resolution to these two contract disputes, we were able to work on completing the refinancing of our senior credit facility with a three-year $40 million revolving loan commitment and a five-year $15 million term loan facility announced last week. Once the settlement proceeds and arbitration award on these two contract disputes are realized, we will continue to focus our efforts towards sustained profitability as well as accelerate the strengthening of the Company’s financial position that is already well underway.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Truc Nguyen
Vice President Finance and CFO	The Global Consulting Group
918-838-8822	646-284-9418
laustin@matrixservice.com	tnguyen@hfgcg.com